Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Ashford Hospitality Trust, Inc.
Dallas, Texas
We hereby consent to the use in the prospectus/consent solicitation constituting a part of this Registration Statement on Form S-4 of our report dated March 12, 2020, except for the effects of the reverse stock split described in Note 1, as to which the date is September 9, 2020, relating to the consolidated financial statements of Ashford Hospitality Trust, Inc., which is contained in that prospectus/consent solicitation.
We also consent to the reference to us under the caption “Experts” in prospectus/consent solicitation.
/s/ BDO USA, LLP
Dallas, Texas
September 9, 2020